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Metromedia International Group, Inc.
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                                                                      EXHIBIT 11

                      METROMEDIA INTERNATIONAL GROUP, INC.
                        Computation of Earnings Per Share
                    (in thousands, except per share amounts)

                                                                          Years Ended
                                                --------------------------------------------------------------
                                                December 31, 1995      February 28, 1995     February 28, 1994
                                                --------------------------------------------------------------
Loss Per Share - Primary
Loss from continuing operations and
  before extraordinary item                        $   (87,024)            $ (69,411)            $(132,530)
Loss on disposal                                     (293, 570)                   --                    --
Loss on early extinguishment of debt                   (32,382)                   --                    --
                                                   -----------             ---------             ---------
Net loss available for Common Stock and
  Common Stock equivalents                         $  (412,976)            $ (69,411)            $(132,530)
                                                   ===========             =========             =========

Common Stock and Common Stock
  Equivalents (A)
Weighted average common shares
  outstanding during the period                         24,541                20,246                17,188
                                                   ===========             =========             =========

Loss Per Share - Primary
Continuing Operations                              $     (3.54)            $   (3.43)            $   (7.71)
Discontinued Operations                                 (11.97)                   --                    --
Extraordinary Item                                       (1.32)                   --                    --
                                                   -----------             ---------             ---------
Net Loss                                           $    (16.83)            $   (3.43)            $   (7.71)
                                                   ===========             =========             =========

Loss Per Share - Assuming Full Dilution (B)

(A) Common stock equivalents are not included in primary loss per share in Calendar 1995, Fiscal 1995 and Fiscal 1994 because they would be anti-dilutive.

(B) Fully diluted loss per share is not used in Calendar 1995, Fiscal 1995 and Fiscal 1994 because it is less than primary loss per share.